Exhibit (8)
Draft 4/6/95

[MILLER, CANFIELD, PADDOCK AND STONE, P.L.C. LETTERHEAD]


               [Form of Miller, Canfield, Paddock and Stone
                Tax Opinion to Be Delivered at the Closing
                 Only If Certain Conditions Are Satisfied,
                   Certain Representations Are Received
                     and Each of the Requirements of
                      Rev. Proc. 84-42 is Satisfied]



                            ________________, 1995



La-Z-Boy Chair Company                 England/Corsair, Inc.
1284 North Telegraph Road              402 OldKnoxvilleHighway
Monroe, Michigan  48161-3390           New Tazewell, Tennessee 37825

LZB Acquisition Corp.
1284 North Telegraph Road
Monroe, Michigan  48161-3390

Gentlemen:

     We have acted as counsel to La-Z-Boy Chair Company, a Michigan corporation ("La-Z-Boy"), in connection with the contemplated merger of England/Corsair, Inc., a Tennessee corporation ("E/C"), with and into LZB Acquisition Corp., a newly-formed Michigan corporation and a wholly-owned subsidiary of La-Z-Boy ("LZB Acquisition"), pursuant to an Amended and Restated Reorganization Agreement (the "Reorganization Agreement") and a related Amended and Restated Plan of Merger (referred to herein as the "Plan of Merger" and, collectively with the Reorganization Agreement, the "Merger Agreement"), both dated as of January 13, 1995, among La-Z-Boy, LZB Acquisition and E/C.

     Our opinion is provided solely with respect to certain federal income tax consequences of the merger (the "Merger") of E/C with and into LZB Acquisition. This opinion is being delivered at your request and pursuant to Sections 7.2.4 and 7.3.4 of the Reorganization Agreement. All capitalized terms used herein, unless otherwise specified, have the meanings assigned to them in the Merger Agreement.


Factual Assumptions, Representations and Limitations

     In rendering our opinion, we have examined and relied upon, and our opinion is conditioned upon the accuracy and completeness of, the facts, information, covenants and representations contained in originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, the Registration Statement on Form S-4 under the Securities Act of 1933, as amended, Registration No. 33-57623, as amended (the "Registration Statement"), filed by La-Z-Boy with respect to the La-Z-Boy securities to be issued in connection with the Merger and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. We also have assumed that the Merger will be consummated in accordance with the Merger Agreement and that the Merger will qualify as a merger under applicable state law.

     In addition, we have relied upon, and this opinion is expressly conditioned on the accuracy of the representations contained in the attached Representation Certificates from E/C, La-Z-Boy and LZB Acquisition as being true in all material respects as of the date hereof. These Representation Certificates are attached hereto as Exhibits A and B, respectively.




Discussion

     In order to qualify as a tax-free reorganization, a transaction must satisfy certain statutory requirements set forth in the Internal Revenue Code of 1986, as amended (the "Code"), and several judicially-created requirements which have been developed through court rulings and Internal Revenue Service ("IRS") interpretations. Based upon our review of the representations and the documentation concerning the proposed Merger, we believe that these statutory and judicial requirements will be satisfied.

     It is well established that in order for the Merger to be treated as a tax-free reorganization under Code Section 368, the "continuity of shareholder interest" requirement must be satisfied. The purpose of this requirement is to ensure that the shareholders of the acquired corporation (E/C) maintain a substantial part of their historic equity investment in the acquired corporation following the reorganization through holding of the acquiring corporation's stock. In general, to satisfy the IRS ruling guidelines applicable to the continuity of shareholder interest requirement, the E/C shareholders, as a group:

          (i) must exchange at least 50% of their E/C Stock solely for La-Z-Boy Common Stock in the reorganization;

         (ii) must have the unrestricted right to maintain ownership of the La-Z-Boy Common Stock for some period following the reorganization; and

        (iii) either must (a) in fact retain ownership of the La-Z-Boy Common Stock for some minimum period following the Merger or (b) demonstrate any early disposition was not pursuant to a plan or arrangement in place at the time of the Merger.

     In addition to the other consideration received at the Effective Time, shareholders of E/C will be issued a Performance Unit for each share of E/C Stock surrendered. A Performance Unit entitles an E/C shareholder who exchanges shares of E/C Stock in the Merger to the contingent right to receive solely additional shares of La-Z-Boy Common Stock based on the financial performance of the Surviving Corporation during the two-year period following the Effective Time.

     Generally the IRS will treat contingent stock consideration as not adversely affecting the tax-free qualification of a merger if the requirements set forth in Rev. Proc. 84-42, 1984-1 C.B. 521, are satisfied. These requirements are as follows:

     (1) The contingent stock arrangement will settle within five years after the date of the merger;

     (2) There is a valid business purpose for the contingent consideration arrangement (e.g., the resolution of a dispute pertaining to the value of the acquired company at the time of the merger);

     (3) The maximum number of shares which may be issued under the contingent stock arrangement must be expressly stated in the merger agreement;

     (4) At least 50 percent of the maximum number of shares of stock that may be issued is issued in the initial distribution;

     (5) The event that triggers the right to receive additional stock under the contingent consideration arrangement cannot be within the control of the acquired corporation's shareholders and cannot be based on the determination of a reorganization-related federal income tax liability;

     (6) The formula for calculating the amount of stock to be issued or delivered must be objective and readily ascertainable;

     (7) The right to receive additional stock cannot be assignable (except by operation of law), cannot be evidenced by negotiable certificates, and must not be readily marketable;

     (8) The contingent stock arrangement can be satisfied only with additional stock; and

     (9) The stock issuance cannot be triggered by the payment of additional tax or a reduction in tax paid as a result of an IRS audit of the shareholders or corporations involved in the transaction or related persons.

     For purposes of this opinion we are relying on the representation made to us that the proposed provision for contingent consideration in connection with the Merger in the form of the Performance Units will satisfy all of the above guidelines of Rev. Proc. 84-42. Although the Merger is treated as a tax free reorganization, under current regulations of the IRS, La-Z-Boy Common Stock issued in settlement of the Performance Units and regarded by the IRS as issued in connection with the Merger will be subject to tax treatment as a deferred exchange which will give rise to imputed taxable interest. The application of the precise rules under which interest is imputed in this transaction is unclear.




Opinion

     Based upon the foregoing, we are of the opinion that under current law:


     (i) the Merger will be treated as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code, and La-Z-Boy, LZB Acquisition and E/C will each be a party to the reorganization within the meaning of Section 368(b) of the Code;

     (ii) no gain or loss will be recognized by La-Z-Boy, LZB Acquisition, or E/C as a consequence of the Merger;

     (iii) with respect to E/C shareholders who receive solely La-Z-Boy Common Stock (other than La-Z-Boy Common Stock received through a Performance Unit) in exchange for their E/C stock, no gain or loss will be recognized at the Effective Time except for cash received in lieu of fractional share interests in La-Z-Boy Common Stock;

     (iv) with respect to E/C shareholders who receive La-Z-Boy Common Stock (other than La-Z-Boy Common Stock received through a Performance Unit), and a La-Z-Boy Note and/or cash in exchange for their E/C stock, income, gain or loss which is realized at the Effective Time under the applicable rules of the Code will be recognized in accordance with the rules of Code Section 356 not in excess of the sum of cash received in lieu of fractional shares and other cash and the issue price (as such term is defined in the Code and the applicable Treasury Regulations) of the La-Z-Boy Notes received in the Merger. If the installment method is applicable to the receipt of a La-Z-Boy Note in the Merger, the E/C shareholder's recognized gain attributable to the receipt of the La-Z-Boy Note in the Merger may be deferred under the installment method. In this regard, we express no opinion on the applicability of the installment method to the receipt of a La-Z-Boy Note nor on the specific tax consequences of the receipt of payments of principal and interest under a La-Z-Boy Note;

     (v) with respect to E/C shareholders who receive solely cash and/or a La-Z-Boy Note and Performance Unit(s) in exchange for their E/C stock, income, gain or loss which is realized at the Effective Time under the applicable rules of the Code will be recognized in accordance with the rules of the Code not in excess of the sum of cash received and the issue price (as such term is defined in the Code and the applicable Treasury Regulations) of the La-Z-Boy Notes received in the Merger. If the installment method is applicable to the receipt of a La-Z-Boy Note in the Merger, the E/C shareholder's recognized gain attributable to the receipt of the La-Z-Boy Note in the Merger may be deferred under the installment method. In this regard, we express no opinion on the applicability of the installment method to the receipt of a La-Z-Boy Note nor on the specific tax consequences of the receipt of payments of principal and interest under a La-Z-Boy Note;

     (vi) E/C shareholders who dissent from the Merger and receive solely cash in exchange for their E/C stock should be treated as having received a distribution in redemption of their E/C stock and should be taxed under the rules of Code Section 302. We express no opinion as to the tax consequences of the application of Code Section 302 to a dissenting E/C shareholder;

     (vii) the holding period of the La-Z-Boy Common Stock received tax free either upon the initial Merger exchange or through a Performance Unit will include the period during which the E/C stock exchanged therefor was held, provided that such E/C stock was held as a capital asset at the Effective time;

     (viii) based upon IRS regulations and rulings, the federal income tax basis of an E/C shareholder's stock which is properly allocable under Section 358 of the Code to La-Z-Boy Common Stock received tax free either upon the initial Merger exchange or through a Performance Unit should be initially allocated to the maximum number of shares of La-Z-Boy Common Stock that may be received in the Merger, including shares receivable through the Performance Units, but excluding any shares (or a portion thereof) that may be treated as received in payment of the Imputed Interest Amount, as such term is defined below. Upon final determination of the actual number of La-Z-Boy Common Stock shares issued, adjustments to basis should be made if less than the maximum number of shares are actually issued.

     With respect to La-Z-Boy Common Stock received by E/C shareholders under the Performance Units, and in express reliance of the representation made to us supporting the determination that under the facts and circumstances such shares have been issued for a valid business purpose associated with the original Merger, we are of the opinion that:

     (ix) the receipt of a Performance Unit at the Effective Time will not give rise to current federal income tax;

     (x) no gain or loss will be recognized by an E/C shareholder upon the receipt of La-Z-Boy Common Stock under the Performance Units except for the portion of La-Z-Boy Common Stock treated as interest income (the "Imputed Interest Amount") under the Code;

     (xi) in the absence of specific direction from the I.R.S, it is reasonable to believe that the Imputed Interest Amount should equal the excess of (a) the fair market value as of the day of receipt of the La-Z-Boy Common Stock received under a Performance Unit, over (b) such fair market value discounted back to the Effective Time using the discount rate prescribed by the Code and the Proposed Treasury Regulations.

     The parties do not intend to submit a ruling request regarding the transaction to the National Office of the IRS. The foregoing opinion is NOT binding upon the IRS.

     In rendering our opinion, we have considered the applicable provisions of the Code, Treasury Regulations and Proposed Treasury Regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the IRS and such other authorities as we have considered relevant. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change in the authorities upon which our opinion is based could affect our conclusions. However, we assume no obligation to revise or supplement this opinion if any subsequent change were to occur.

     Except as set forth above, we express no opinion as to the tax consequences, whether federal, state, local or foreign, of the Merger, or of any transactions related thereto. This opinion is solely for your benefit and is not to be used, circulated, quoted or otherwise referred to for any purpose without our express written permission. This opinion may not be relied upon by anyone other than the addressees.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references made to us under the headings "The Merger and Related Transactions - Certain Federal Income Tax Consequences" and "Legal Matters" in the Proxy Statement/Prospectus of La-Z-Boy which forms a part of the Registration Statement. In giving such consent we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission thereunder.


                    Very truly yours,


          Miller, Canfield, Paddock and Stone, P.L.C.

Exhibit A                                   Draft 4/5/95



                        REPRESENTATION CERTIFICATE

                                    OF

                           ENGLAND/CORSAIR, INC.


     England/Corsair, Inc., a Tennessee corporation ("E/C"), makes the following representations to Miller, Canfield, Paddock and Stone, P.L.C. for use by Miller, Canfield, Paddock and Stone, P.L.C. in rendering its opinion relative to certain of the federal income tax consequences of the merger (the "Merger") of E/C with and into LZB Acquisition, Inc., a Michigan corporation ("LZB Acquisition"), in which the E/C shareholders will receive certain consideration, including shares of common stock of La-Z-Boy Chair Company, a Michigan corporation ("La-Z-Boy"), in exchange for their E/C shares. E/C acknowledges and agrees that each of the following representations constitutes a material representation to be relied upon by Miller, Canfield, Paddock and Stone, P.L.C. in rendering its opinion, and any material inaccuracy in any of the following representations may render the conclusions stated in the opinion of Miller, Canfield, Paddock and Stone, P.L.C. incorrect.

     1. The fair market value of the La-Z-Boy stock and other consideration received by each E/C shareholder will be approximately equal to the fair market value of the E/C stock surrendered in the Merger.

     2. There is no plan or intention by the shareholders of E/C to sell, exchange or otherwise dispose of a number of shares of La-Z-Boy stock received in the Merger that would reduce the E/C shareholders' ownership of La-Z-Boy stock to a number of shares having a value, as of the date of the Merger, of less than 50 percent of the value of all of the formerly outstanding stock of E/C as of the same date. For purposes of this representation, shares of E/C stock exchanged for cash or other property, surrendered by dissenters or exchanged for cash in lieu of fractional shares of La-Z-Boy stock will be treated as outstanding E/C stock on the date of the Merger. Moreover, shares of E/C stock and shares of La-Z-Boy stock held by E/C shareholders and otherwise sold, redeemed or disposed of prior or subsequent to the Merger will be considered in making this representation.

     3. LZB Acquisition will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by E/C immediately prior to the Merger. For purposes of this representation, amounts paid by E/C to dissenters, amounts paid by E/C to shareholders who receive cash or other property, E/C assets used to pay its reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by E/C immediately preceding the transfer will be included as assets of E/C held immediately prior to the Merger.

     4. The liabilities of E/C assumed by LZB Acquisition and the liabilities to which the transferred assets of E/C are subject, if any, were incurred by E/C in the ordinary course of its business.

     5. E/C (or the surviving corporation of the Merger) and the shareholders of E/C will pay their respective expenses, if any, incurred in connection with the Merger.

     6. There is no intercorporate indebtedness existing between La-Z-Boy and E/C or between LZB Acquisition and E/C that was issued, acquired or will be settled at a discount.

     7.   E/C is not an investment company as defined in
section 368(a)(2)(F)(iii) and (iv) of the Internal Revenue Code.

     8. E/C is not under the jurisdiction of a court in a title 11 or similar case within the meaning of section 368(a)(3)(A) of the Internal Revenue Code.

     9. The fair market value of the assets of E/C transferred to LZB Acquisition will equal or exceed the sum of the liabilities assumed by LZB Acquisition, plus the amount of liabilities, if any, to which the transferred assets are subject.

     10. At least 50 percent of the fair market value, determined as of the effective time of the Merger, of all of the consideration received by E/C shareholders at the effective time of the Merger will be La-Z-Boy common stock.

     11. The contingent consideration in connection with the Merger in the form of Performance Units will satisfy all of the guidelines of Rev. Proc. 84-42, 1984-1 C.B. 521, are satisfied.

     12. The La-Z-Boy Notes will provide for 8% simple interest per annum on the unpaid principal balance, payable annually, and by their express terms will be non-transferable and non-assignable.

     13. The parties have been unable to agree on the transaction value of the E/C shares and therefore have provided for the issuance of contingent shares through a Performnance Unit.


ENGLAND/CORSAIR, INC.


By:  ________________________________

Title:    ___________________________

Date:     ___________________________

Exhibit B                                                Draft 4/5/95


                        REPRESENTATION CERTIFICATE

                                    OF

                          LA-Z-BOY CHAIR COMPANY

                                    AND

                           LZB ACQUISITION CORP.

     La-Z-Boy Chair Company, a Michigan corporation ("La-Z-Boy"), and LZB Acquisition, Inc., a Michigan corporation ("LZB Acquisition"), make the following representation to Miller, Canfield, Paddock and Stone, P.L.C. for use by Miller, Canfield, Paddock and Stone, P.L.C. in rendering its opinion relative to certain of the federal income tax consequences of the merger (the "Merger") of England/Corsair, Inc., a Tennessee corporation ("E/C"), with and into LZB Acquisition, in which the E/C shareholders will receive certain consideration, including shares of La-Z-Boy common stock, in exchange for their E/C shares. La-Z-Boy and LZB Acquisition acknowledge and agree that each of the following representations constitutes a material representation to be relied upon by Miller, Canfield, Paddock and Stone, P.L.C. in rendering its opinion, and any material inaccuracy in any of the following representations may render the conclusions stated in the opinion of Miller, Canfield, Paddock and Stone, P.L.C. incorrect.
     1. The fair market value of the La-Z-Boy stock and other consideration received by each E/C shareholder will be approximately equal to the fair market value of the E/C stock surrendered in the Merger.

     2. LZB Acquisition will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by E/C immediately prior to the Merger. For purposes of this representation, amounts paid by E/C to dissenters, amounts paid by E/C to shareholders who receive cash or other property, E/C assets used to pay its reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by E/C immediately preceding the transfer will be included as assets of E/C held immediately prior to the Merger.

     3.   Prior to the Merger, La-Z-Boy will be in control of LZB
Acquisition within the meaning of section 368(c) of the Internal Revenue
Code.

     4. Following the Merger, LZB Acquisition will not issue additional shares of its stock that would result in La-Z-Boy losing control of LZB Acquisition within the meaning of section 368(c) of the Internal Revenue Code.

     5. La-Z-Boy has no plan or intention to reacquire any of its stock issued in the Merger.

     6. La-Z-Boy has no plan or intention to liquidate LZB Acquisition; to merge LZB Acquisition with and into another corporation; to sell or otherwise dispose of the stock of LZB Acquisition; or to cause LZB Acquisition to sell or otherwise dispose of any of the assets of E/C acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in section 368(a)(2)(C) of the Internal Revenue Code.

     7. Following the Merger, LZB Acquisition will continue the historic business of E/C or use a significant portion of the E/C's business assets in a business.

     8. La-Z-Boy and LZB Acquisition will pay their respective expenses, if any, incurred in connection with the Merger, and LZB Acquisition will not pay any of the expenses of E/C (except to the extent it pays such expenses in its capacity as the surviving corporation of the Merger) or of the shareholders of E/C incurred in connection with the Merger.

     9. There is no intercorporate indebtedness existing between La-Z-Boy and E/C or between LZB Acquisition and E/C that was issued, acquired or will be settled at a discount.

     10.  The undersigned are not investment companies as defined in section 368(a)(2)(F)(iii) and (iv) of the Internal Revenue Code.
     11.  No stock of LZB Acquisition will be issued in the Merger.

     12. The fair-market value of the assets of E/C transferred to LZB Acquisition will equal or exceed the sum of the liabilities assumed by LZB Acquisition, plus the amount of liabilities, if any, to which the transferred assets are subject.

     13. At least 50 percent of the fair market value, determined as of the effective time of the Merger, of all of the consideration received by E/C shareholders at the effective time of the Merger will be La-Z-Boy common stock.

     14. The contingent consideration in connection with the Merger in the form of Performance Units will satisfy all of the guidelines of Rev. Proc. 84-42, 1984-1 C.B. 521, are satisfied.

     15. The La-Z-Boy Notes will provide for 8% simple interest per annum on the unpaid principal balance, payable annually, and by their express terms will be non-transferable and non-assignable.

     16. The parties have been unable to agree on the transaction value of the E/C shares and therefore have provided for the issuance of contingent shares through a Performnance Unit.



LA-Z-BOY CHAIR COMPANY


By:  _____________________________

Title:    ________________________

Date:     ________________________


LZB ACQUISITION CORP.


By:  _____________________________

Title:    ________________________

Date:     ________________________